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                                                                     EXHIBIT 3.2

                    CERTIFICATE OF DECREASE AND ELIMINATION
                                      OF
                     SERIES B CONVERTIBLE PREFERRED STOCK
                                      OF
                          BOSTON LIFE SCIENCES, INC.

       (PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW)

          BOSTON LIFE SCIENCES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to Sections 141 and 151 of the Delaware General Corporation Law and the authority vested in the Board of Directors of the Corporation by Article Fourth of the Amended and Restated Certificate of Incorporation, the Board of Directors of the Corporation, by resolution dated February 17, 1999, at a telephonic meeting, did authorize and direct that the number of authorized shares of Preferred Stock designated as Series B Convertible Preferred Stock be reduced from 227,719 to 0, and by resolution dated June 28, 1999, at a meeting, did authorize and direct that because none of the shares of such series are outstanding and none will be issued subject to the Series B Certificate of Designations, Preferences and Rights, that such designation of Series B Convertible Preferred Stock shall be eliminated pursuant to the authority granted to them under Section 151(g) of the Delaware General Corporation Law.

          IN WITNESS WHEREOF, this Certificate of Decrease and Elimination has been executed and filed as of this 29th day of June, 1999.


                              BOSTON LIFE SCIENCES, INC.


                              By:  /s/ Joseph P. Hernon
                                   --------------------
                                       Joseph P. Hernon
                                       Secretary, Vice President and
                                       Chief Financial Officer

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